Exhibit 10.1

Dated August 20, 2013

DONOUSSA SHIPPING CORPORATION and

SCHINOUSA SHIPPING CORPORATION

as joint and several Borrowers

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

and

HSH NORDBANK AG

as Agent, Mandated Lead Arranger

and Security Trustee

LOAN AGREEMENT

in relation to a term loan facility of up to US$40,300,000

to refinance the acquisition cost of m.v. “NAVE UNIVERSE”

and provide post-delivery finance in respect of

the acquisition cost of an MR product tanker

to be named “NAVE CONSTELLATION”

Index

Clause		Page

1	Interpretation	1
2	Facility	14
3	Position of the Lenders	14
4	Drawdown	15
5	Interest	16
6	Interest Periods	18
7	Default Interest	19
8	Repayment and Prepayment	20
9	Conditions Precedent	22
10	Representations and Warranties	23
11	General Undertakings	27
12	Corporate Undertakings	30
13	Insurance	31
14	Ship Covenants	37
15	Security Cover	42
16	Payments and Calculations	43
17	Application of Receipts	45
18	Application of Earnings; Swap Payments	46
19	Events of Default	47
20	Fees and Expenses	52
21	Indemnities	53
22	No Set-off or Tax Deduction	56
23	Illegality, etc	57
24	Increased Costs	57
25	Set-off	59
26	Transfers and Changes in Lending Offices	59
27	Variations and Waivers	63
28	Notices	65
29	Joint and Several Liability	66
30	Supplemental	67
31	Law and Jurisdiction	68
Schedule 1 Lenders and Commitments
Schedule 2 Drawdown Notice
Schedule 3 Condition Precedent Documents
Schedule 4 Mandatory Cost Formula
Schedule 5 Transfer Certificate
Schedule 6 Power of Attorney
Execution Pages		70
Exhibit

THIS AGREEMENT is made on              2013

BETWEEN

(1)	DONOUSSA SHIPPING CORPORATION and SCHINOUSA SHIPPING CORPORATION, each a corporation incorporated in the Marshall Islands whose registered office is at Ajeltake Road, Ajeltake Island, Majuro MH96960, The Marshall Islands as joint and several Borrowers; and

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, as Agent;

(4)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, as Mandated Lead Arranger; and

(5)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, as Security Trustee.

BACKGROUND

The Lenders have agreed to make available to the Borrowers a term loan facility of up to US$40,300,000, in two tranches, each in an amount of up to the lesser of (a) US$20,150,000 and (b) 62.5 per cent. of the market value of the ship (determined pursuant to paragraph 5 of Schedule 3, Part B) to which that Tranche relates to:

(i)	in respect of the one tranche, to refinance the acquisition cost of m.v. “NAVE UNIVERSE”; and

(ii)	in respect of the other tranche, to finance the acquisition cost of an MR product tanker of approximately 45,000 metric tons deadweight currently under construction to be named “NAVE CONSTELLATION”.

IT IS AGREED as follows:

INTERPRETATION

Definitions

Subject to Clause 1.5, in this Agreement:

“Account” means each of the Earnings Accounts and the Retention Account and, in the plural, means all of them;

“Account Pledge” means, in relation to each Account, a deed creating security in respect of that Account in the Agreed Form and, in the plural, means all of them;

“Affected Lender” has the meaning given in Clause 5.7;

“Agency and Trust Agreement” means the agency and trust agreement dated the same date as this Agreement and made between the same parties;

“Agent” means HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all the Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

“Applicable Lender” has the meaning given in Clause 5.2;

“Approved Broker” means Arrow Valuations Ltd United Kingdom, Barry Rogliano Salles, H. Clarkson & Co. Ltd., SSY Valuation Services Ltd., Maersk Brokers K/S, RS Platou Shipbrokers A/S, Fearnleys A/S and Pareto and, in the plural, means all of them;

“Approved Charter” has the meaning given in the Exhibit;

“Approved Charterer” has the meaning given in the Exhibit;

“Approved Flag” means, in relation to a Ship, the Marshall Islands flag or such other flag as the Agent may approve (with the authorisation of the Majority Lenders) as the flag on which that Ship is or, as the case may be, shall be registered;

“Approved Flag State” means, in relation to a Ship, Marshall Islands or any other country in which the Agent may approve (with the authorisation of the Majority Lenders) that that Ship is or, as the case may be, shall be registered;

“Approved Manager” means, in relation to each Ship, Navios Tankers Management Inc., a corporation incorporated and existing under the laws of the Marshall Islands whose registered office is at Ajeltake Road, Ajeltake Island, Majuro MH96960, The Marshall Islands or any affiliate of Navios Tankers Management Inc. or any other company which the Agent may approve (with the authorisation of the Majority Lenders) from time to time as the commercial or, as the case may be, technical manager of that Ship;

“Approved Manager’s Undertaking” means, in relation to a Ship, a letter of undertaking executed or to be executed by the Approved Manager in respect of that Ship in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to that Approved Manager, serving as manager of that Ship and subordinating its rights against that Ship and the Borrower which is the owner thereof to the rights of the Lenders under the Finance Documents and, in the plural, means both of them;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	in the case of:

(i)	Tranche A, 29 November 2013; and

(ii)	Tranche B, 31 January 2014,

(or such later date as the Agent may, with the authorisation of the Lenders, agree with the Borrowers); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Balloon Instalment” has the meaning given in Clause 8.1(b);

“Borrower A” means Donoussa Shipping Corporation, a corporation incorporated in the Marshall Islands whose registered office is at Ajeltake Road, Ajeltake Island, Majuro MH96960, The Marshall Islands;

“Borrower B” means Schinousa Shipping Corporation, a corporation incorporated in the Marshall Islands whose registered office is at Ajeltake Road, Ajeltake Island, Majuro MH96960, The Marshall Islands;

“Borrowers” means, together, Borrower A and Borrower B and, in the singular, means either of them;

“Break Costs” has the meaning given in Clause 21.2;

“Builder” has the meaning given in the Exhibit;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Athens, Hamburg and Seoul and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Cancellation Notice” has the meaning given in Clause 8.11;

“Charterparty” means, in the case of a Ship, any time charterparty in respect of that Ship (including, without limitation, an Approved Charter) for a duration exceeding 11 months (or having an unexpired duration exceeding, or capable of exceeding, 11 months) and any guarantee of such charter or any bareboat charter in respect of that Ship to be entered (in the case of a bareboat charter, in accordance with Clause 14.13(a)) into by the Borrower which is the owner of that Ship and a charterer and, in the plural, means all of them;

“Charterparty Assignment” means, in relation to a charterparty, an assignment of the rights of the Borrower which is a party thereto under that Charterparty executed or to be executed by that Borrower in favour of the Security Trustee in the Agreed Form and, in the plural, means all of them;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Contractual Currency” has the meaning given in Clause 21.6;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Corporate Guarantee” means a corporate guarantee of the obligations of the Borrowers under this Agreement and the other Finance Documents to which each is a party in the Agreed Form;

“Corporate Guarantor” means Navios Maritime Acquisition Corporation a corporation incorporated in the Marshall Islands whose registered office is at Ajeltake Road, Ajeltake Island, Majuro MH96960, The Marshall Islands;

“Creditor Party” means the Agent, the Security Trustee, the Mandated Lead Arranger or any Lender, whether as at the date of this Agreement or at any later time and, in the plural, means all of them;

“Delivery Date” means, in relation to Ship B, the date on which title to and possession of that Ship is transferred from the Builder to Borrower B pursuant to the MOA;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to a Tranche, the date requested by the Borrowers for that Tranche to be borrowed, or (as the context requires) the date on which that Tranche is actually borrowed;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to that Borrower in the event of requisition of that Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means, in respect of each Ship, an account in the name of the Borrower owning that Ship with the Agent in Hamburg designated “[name of Borrower] - Earnings Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Lenders) which replaces this account and is designated by the Agent as the Earnings Account for that Ship for the purposes of this Agreement in accordance with the Agent’s instructions and, in the plural, means both of them;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to a Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Borrower owning that Ship and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where that Borrower and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Finance Documents” means together:

(a)	this Agreement;

(b)	the Corporate Guarantee;

(c)	the Agency and Trust Agreement;

(d)	the General Assignments;

(e)	the Mortgages;

(f)	the Account Pledges;

(g)	the Charterparty Assignments;

(h)	the Approved Manager’s Undertakings; and

(i)	any other document (whether creating a Security Interest or not) which is executed at any time by either Borrower, the Corporate Guarantor, any Approved Manager or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition and, in the singular, means any of them;

“Financial Indebtedness” means, in relation to a person (the “debtor”), any actual or contingent liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor; or

(e)	under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation in respect of that Ship in the Agreed Form and, in the plural, means both of them;

“Group” means, together, the Corporate Guarantor and its subsidiaries (including, but not limited to, the Borrowers) and “member of the Group” shall be construed accordingly;

“IACS” means the International Association of Classification Societies;

“Indenture” means the indenture dated as of 21 October 2010 issued by the Corporate Guarantor and certain other members of the Group (including, without limitation, the Borrowers) in respect of 8 5/8 per cent. senior notes falling due on 1 November 2017;

“Initial Market Value” means, in relation to a Ship, the Market Value of that Ship calculated in accordance with the valuation relative thereto referred to in paragraph 5 of Schedule 3, Part B;

“Instalment” has the meaning given in Clause 8.1(a);

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender” means, subject to Clause 26.6, a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.14) or its transferee, successor or assign;

“LIBOR” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (and, for the purposes of this Agreement, “BBA Page LIBOR 01” means that Reuters’ page or such other page as may replace that page on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on BBA Page LIBOR 01 (or any substitute page as aforesaid), the rate per annum determined by the Agent to be the rate (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) notified to the Agent by the Reference Bank as the rate at which deposits in Dollars are offered to the Reference Bank by leading banks in the London Interbank Market at the Reference Bank’s request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before the Loan has been advanced, Lenders whose Commitments total 66 per cent. of the Total Commitments; and

(b)	after the Loan has been advanced, Lenders whose Contributions total 66 per cent. of the Loan;

“Management Agreement” means, in relation to a Ship, an agreement entered into between a Borrower and the Approved Manager in respect of that Ship, in respect of the commercial and technical management of that Ship in a form acceptable to the Agent and, in the plural, means both of them;

“Mandated Lead Arranger” means HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, or any successor;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4;

“Margin” means 3.20 per cent. per annum;

“Market Value” means the market value determined in accordance with Clause 15.3;

“Material Adverse Change” means any event or series of events which, in the opinion of the Majority Lenders, is likely to have a Material Adverse Effect;

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, property, assets, liabilities, operations or condition (financial or otherwise) of either Borrower and/or any Security Party taken as a whole;

(b)	the ability of either Borrower and/or any Security Party to (i) perform any of its obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

(c)	the validity or enforceability of any Finance Document;

“MOA” has the meaning given in the Exhibit;

“Mortgage” means, in relation to a Ship, the first preferred or, as the case may be, priority ship mortgage on that Ship and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto executed or to be executed by the Borrower owning that Ship in favour of the Security Trustee in the Agreed Form and, in the plural, means both of them;

“Mortgaged Ship” means a Ship which is subject to a Mortgage at the relevant time and, in the plural, means all of them;

“Negotiation Period” has the meaning given in Clause 5.10;

“Notifying Lender” has the meaning given in Clause 21.2, 23.1 or Clause 24.1 as the context requires;

“Payment Currency” has the meaning given in Clause 21.6;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to either Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the trading, chartering, operation, repair or maintenance of either Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower owning that Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(g);

(f)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses while the relevant Borrower is prosecuting or defending such action in good faith by appropriate steps; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Prepayment Date” has the meaning given in Clause 15.2;

“Prepayment Notice” has the meaning given in Clause 8.5(b);

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Reference Bank” means, subject to Clause 26.17, the Hamburg branch of HSH Nordbank AG and any of its respective successors;

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the joint names of the Borrowers with the Agent in Hamburg designated “Donoussa Shipping Corporation and Schinousa Shipping Corporation – Retention Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Lenders) which replaces this account and is designated by the Agent as the Retention Account for the purposes of this Agreement in accordance with the Agent’s instructions;

“Secured Liabilities” means all liabilities which the Borrowers, the Corporate Guarantor, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind; and

(b)	the rights of a plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken;

“Security Party” means the Corporate Guarantor, the Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by the Borrowers or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither Borrower nor any Security Party has any future or contingent liability under Clauses 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and

(d)	the Agent, the Mandated Lead Arranger, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrowers or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Servicing Bank” means the Agent or the Security Trustee;

“Ship” means each of Ship A and Ship B and, in the plural, means both of them;

“Ship A” means the MR product tanker of approximately 45,000 metric tons deadweight which is registered in the ownership of Borrower A under an Approved Flag in accordance with the laws of the applicable Approved Flag Stage with the name “NAVE UNIVERSE”;

“Ship B” means the MR product tanker of approximately 45,000 metric tons deadweight which is currently under construction by the Builder for Borrower B pursuant to the MOA, and which is to be purchased by that Borrower and registered in its ownership under an Approved Flag in accordance with the laws of the applicable Approved Flag State with the name “NAVE CONSTELLATION”;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority unless it is within 1 month from the date of such occurrence redelivered to the full control of the Borrower owning that Ship excluding a requisition for hire for a fixed period not exceeding 90 days without any right to an extension;

(c)	any condemnation of that Ship by any tribunal or by any person or persons claiming to be a tribunal;

(d)	any arrest, capture, seizure, confiscation or detention of that Ship (including any hijacking or theft) unless it is:

(i)	within 90 days; and

(ii)	in the case of piracy, if the relevant underwriters confirm to the Agent in writing prior to the end of such 90 day period that a Ship is subject to an approved piracy insurance cover, within the period ending on the earlier of 270 days after the date on which that Ship is captured by pirates and the date on which the piracy insurance cover expires, redelivered to the full control of that Borrower;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	30 days after the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning that Ship with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Tranche” means each of Tranche A and Tranche B and, in the plural, means both of them;

“Tranche A” means an amount equal to the lesser of (i) 62.5 per cent. of the Initial Market Value of Ship A and (ii) $20,150,000;

“Tranche B” means an amount equal to the lesser of (i) 62.5 per cent. of the Initial Market Value of Ship B and (ii) $20,150,000;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement;

“Underlying Document” means each of the Approved Charters, the Management Agreements and the MOA and, in the plural, means all of them; and

“US GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.

Construction of certain terms

In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent at its discretion;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“gross negligence” means a form of negligence which is distinct from ordinary negligence, in which the due diligence and care which are generally to be exercised have been disregarded to a particularly high degree, in which the plainest deliberations have not been made and that which should be most obvious to everybody has not been followed;

“law” includes any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any individual, any partnership, any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P and any company of which S is a subsidiary is a parent company of S.

General Interpretation

In this Agreement:

references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

words denoting the singular number shall include the plural and vice versa; and

Clauses 1.1 to 1.5 apply unless the contrary intention appears.

Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

FACILITY

Amount of facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers, in two Tranches, a term loan facility of up to $40,300,000.

Lenders’ participations in a Tranche

Subject to the other provisions of this Agreement, each Lender shall participate in a Tranche in the proportion which, as at the Drawdown Date applicable to that Tranche, its Commitment bears to the Total Commitments.

Purpose of Loan

The Borrowers undertake with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.

POSITION OF THE LENDERS

Interests several

The rights of the Lenders under this Agreement are several.

Individual right of action

Each Lender shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement without joining the Agent, the Security Trustee, any other Lender as additional parties in the proceedings.

Proceedings requiring Majority Lender consent

Except as provided in Clause 3.2, no Lender may commence proceedings against either Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

Obligations several

The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

the obligations of the other Lenders being increased; nor

a Borrower, any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

DRAWDOWN

Request for the borrowing of a Tranche

Subject to the following conditions, the Borrowers may request a Tranche to be borrowed by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Hamburg time) 3 Business Days prior to the relevant Drawdown Date.

Availability

The conditions referred to in Clause 4.1 are that:

each Drawdown Date has to be a Business Day during the Availability Period;

each Tranche shall not exceed an amount of up to the lesser of (i) 62.5 per cent. of the Initial Market Value of the Ship to which that Tranche relates and (ii) $20,150,000 and shall be used for the purpose of:

(i)	in the case of Tranche A, refinancing in part the acquisition cost of Ship A; and

(ii)	in the case of Tranche B, financing in part the acquisition cost of Ship B; and

the aggregate amount of the Tranches shall not exceed the Total Commitments.

Notification to Lenders of receipt of a Drawdown Notice

The Agent shall promptly notify the Lenders that it has received the Drawdown Notice and shall inform each Lender of:

the amount of the Tranche to which that Drawdown Notice relates and the relevant Drawdown Date;

the amount of that Lender’s participation in that Tranche; and

the duration of the first Interest Period.

Drawdown Notice irrevocable

Each Drawdown Notice must be duly signed by a director or a duly appointed attorney-in-fact of the Borrowers; and once served, it cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender on that date under Clause 2.2.

Disbursement of Tranche

Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrowers the amounts in respect of the Tranche to which that Drawdown Date relates which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:

to the account of the Borrower whose Ship is to be financed by that Tranche or, as the case may be, the Builder which the Borrowers specify in that Drawdown Notice; and

in the like funds as the Agent received the payments from the Lenders.

Disbursement of Tranche to a third party

The payment by the Agent under Clause 4.6(a) to the Builder shall constitute the borrowing of that Tranche and the Borrowers shall at that time become indebted, as principal and direct obligor, to the Lenders in an amount equal to that Tranche.

INTEREST

Payment of normal interest

Subject to the provisions of this Agreement, interest on each Tranche in respect of each Interest Period in respect of that Tranche shall be paid by the Borrowers on the last day of that Interest Period.

Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on a Tranche in respect of an Interest Period shall be the aggregate of (i) the Margin, (ii) the Mandatory Cost (if any) and (iii) LIBOR for that Interest Period.

Payment of accrued interest

In the case of an Interest Period of longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

Notification of Interest Periods and rates of normal interest

The Agent shall notify the Borrowers and each Lender of:

each rate of interest; and

the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

Obligation of Reference Bank to quote

The Reference Bank shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement unless the Reference Bank ceases to be a Lender pursuant to Clause 26.17.

Absence of quotations by Reference Bank. If the Reference Bank fails to supply a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

Market disruption

The following provisions of this Clause 5 apply if:

no rate is quoted on BBA Page LIBOR 01 and the Reference Bank does not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

at least 1 Business Day before the start of an Interest Period, a Lender notifies the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to that Lender of funding its Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

Notification of market disruption

The Agent shall promptly notify the Borrowers and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

Suspension of drawdown

If the Agent’s notice under Clause 5.8 is served before a Tranche is advanced:

in a case falling within Clauses 5.7(a) or (b), the Lender’s obligations to advance that Tranche;

in a case falling within Clause 5.7(c), the Affected Lender’s obligation to participate in that Tranche;

shall be suspended while the circumstances referred to in the Agent’s notice continue.

Negotiation of alternative rate of interest

If the Agent’s notice under Clause 5.8 is served after a Tranche is advanced, the Borrowers, the Agent, the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and the Mandatory Cost (if any); and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

Notice of prepayment

If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.12, the Borrowers may give the Agent not less than 15 Business Days’ notice of their intention to prepay the Loan at the end of the interest period set by the Agent.

Prepayment; termination of Commitments

A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers’ notice of intended prepayment; and:

on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

Application of prepayment

The provisions of Clause 8 shall apply in relation to the prepayment.

INTEREST PERIODS

Commencement of Interest Periods

The first Interest Period applicable to a Tranche shall commence on the Drawdown Date in respect of that Tranche and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

Duration of normal Interest Periods

Subject to Clauses 6.3 and 6.4, each Interest Period in respect of a Tranche shall be:

3 or 6 months as notified by the Borrowers to the Agent not later than 11.00 a.m. (Hamburg time) 3 Business Days before the commencement of that Interest Period;

3 months, if the Borrowers fail to notify the Agent by the time specified in paragraph (a); or

such other period as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrowers.

Duration of Interest Periods for Instalments

In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period relates shall end on that Repayment Date.

Non-availability of matching deposits for Interest Period selected

If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (Hamburg time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

DEFAULT INTEREST

Payment of default interest on overdue amounts

The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by either Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

the date on which the Finance Documents provide that such amount is due for payment; or

if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.50 per cent. above:

in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or

in the case of any other overdue amount, the rate set out at Clause 7.3(b).

Calculation of default rate of interest

The rates referred to in Clause 7.2 are:

the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

the aggregate of the Margin and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Bank) determines that Dollar deposits for any such period are not being made available to the Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Bank from such other sources as the Agent (after consultation with the Reference Bank) may from time to time determine.

Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph 7.3(b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent’s notification.

Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

REPAYMENT AND PREPAYMENT

Amount of Instalments

The Borrowers shall repay each Tranche by:

(a)	28 consecutive quarterly equal repayment instalments, each in the amount of $314,844 (each an “Instalment” and, together, the “Instalments”); and

(b)	a balloon instalment in the amount of $11,334,368 (each a “Balloon Instalment” and, together, the “Balloon Instalments”),

Provided that if the amount of each Tranche drawdown under this Agreement is less than $20,150,000, each Repayment Instalment and the Balloon Instalment in respect of that Tranche shall be reduced pro rata by an amount equal to the undrawn amount.

Repayment Dates

The first Instalment in respect of each Tranche shall be repaid on the date falling three months after the Drawdown Date in respect of that Tranche, each subsequent Instalment in respect of that Tranche shall be repaid at three-monthly intervals thereafter and the last Instalment in respect of that Tranche shall be repaid, together with the relevant Balloon Instalment, on the earlier of:

in the case of Tranche A, (i) the date falling on the seventh anniversary of the Drawdown Date in respect of that Tranche and (ii) 29 November 2020; and

in the case of Tranche B, (i) the date falling on the seventh anniversary of the Drawdown Date in respect of that Tranche and (ii) 29 January 2021.

Final Repayment Date

On the final Repayment Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

Voluntary prepayment

Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period.

Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 are that:

a partial prepayment shall be $500,000 or a higher integral multiple thereof;

the Agent has received from the Borrowers at least 5 Business Days’ prior written notice (the “Prepayment Notice”) specifying:

(i)	the amount to be prepaid and the date on which the prepayment is to be made; and

(ii)	whether such prepayment will be applied against a Tranche, in which case the Borrowers will specify the Tranche against which that prepayment should be applied. A failure by the Borrowers to make such a designation shall result in the prepayment being applied against each Tranche in accordance with Clause 8.10(a); and

the Borrowers have provided evidence satisfactory to the Agent that any consent required by either Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects that Borrower or any Security Party has been complied with.

Effect of Prepayment Notice and Cancellation Notice

A Prepayment Notice or Cancellation Notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and, in the case of a Prepayment Notice, the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c).

Mandatory prepayment

The Borrowers shall be obliged to prepay the Relevant Amount if a Ship is sold or becomes a Total Loss:

in the case of a sale on or before the date on which the sale is completed by delivery of that Ship to the buyer; or

in the case of a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

In this Clause 8.8 “Relevant Amount” means an amount equal to the higher of:

(i)	the current principal amount outstanding of the Tranche to which the Ship being sold on which has become a Total Loss at the relevant time; and

(ii)	an amount which after the application of the prepayment to be made pursuant to this Clause 8.8, results in the security cover ratio under Clause 15.1 being 125 per cent.

Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

Application of partial prepayment

Each partial prepayment shall be applied:

if made pursuant to Clause 8.4, proportionately between each Tranche and thereafter pro rata against the Instalments in respect of that Tranche which are at the time being outstanding and the relevant Balloon Instalment Provided that the Borrowers may, at their option, request that a prepayment made in accordance with Clauses 8.4 and 8.5(b)(ii) be applied against one Tranche only in which case such prepayment shall be applied pro rata against the Instalments in respect of that Tranche which are at that time being outstanding and the relevant Balloon Instalment;

if made pursuant to Clause 8.8 first towards full repayment of the Tranche related to the Ship being sold or which has become a Total Loss, then first towards reduction of the Balloon Instalment of the other Tranche and thereafter against the Instalments in respect of that Tranche which are at the time being outstanding in inverse order of maturity; and

if made pursuant to Clause 15.2, proportionately between each Tranche and thereafter pro rata against the Instalments in respect of that Tranche which are at the time being outstanding and the relevant Balloon Instalment.

Optional facility cancellation

The Borrowers shall be entitled upon giving to the Agent not less than 5 Business Days prior written notice (the “Cancellation Notice”), which notice shall be irrevocable and shall, at the option of the Borrowers, specify whether such cancellation will apply to a specific Tranche, in which case the Borrowers will specify that Tranche. A failure by the Borrowers to make such a designation shall result in the cancelled amount being applied proportionately between the undrawn Tranches), to cancel, in whole or in part, and, if in part, by an amount not less than $500,000 or a higher multiple thereof, the undrawn balance of the Total Commitments. Upon such cancellation taking effect on expiry of a Cancellation Notice the several obligations of the Lenders to make their respective Commitments available in relation to the portion of the Total Commitments to which such Cancellation Notice relates shall terminate.

No reborrowing

No amount prepaid or cancelled may be reborrowed.

CONDITIONS PRECEDENT

Documents, fees and no default

Each Lender’s obligation to contribute to a Tranche is subject to the following conditions precedent:

that, on or before the date of this Agreement, the Agent receives:

(i)	the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(ii)	payment of the arrangement fee payable pursuant to Clause 20.1(a); and

(iii)	payment of any expenses payable pursuant to Clause 20.2 which are due and payable on that date;

that, on or before each Drawdown Date, the Agent receives:

(i)	the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(ii)	payment of any accrued commitment fee payable pursuant to Clause 20.1(c); and

(iii)	payment of any expenses payable pursuant to Clause 20.2 which are due and payable on that Drawdown Date;

that both at the date of each Drawdown Notice and at the relevant Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the relevant Tranche;

(ii)	the representations and warranties in Clause 10 and those of the Borrowers or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(iv)	there has been no Material Adverse Change; and

that, if the ratio set out in Clause 15.1 were applied immediately following the borrowing of a Tranche, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the relevant Drawdown Date.

Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit a Tranche to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the applicable Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

REPRESENTATIONS AND WARRANTIES

General

Each Borrower represents and warrants to each Creditor Party as follows.

Status

Each Borrower is duly formed, validly existing and in good standing under the laws of The Marshall Islands.

Share capital and ownership

Each Borrower has an authorised share capital divided into 500 registered shares, each of $1 par value and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Corporate Guarantor.

Corporate power

Each Borrower has the corporate capacity, and has taken all corporate action and, in the case of Borrower B, obtained all consents necessary under the MOA for it:

to enter into each Underlying Document, to purchase and pay for its Ship under the MOA in the case of Borrower B, and register its Ship in its name under an Approved flag;

to execute the Finance Documents to which that Borrower is a party; and

to borrow each Tranche under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

Legal validity; effective Security Interests

The Finance Documents and each Underlying Document to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

constitute that Borrower’s legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

No third party Security Interests

Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which each Borrower is a party:

that Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

No conflicts

The execution by each Borrower of each Finance Document and each Underlying Document to which it is a party, and the borrowing by the Borrowers of the Loan (or any part thereof), and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

any law or regulation; or

the constitutional documents of that Borrower; or

any contractual or other obligation or restriction which is binding on that Borrower or any of its assets,

and will not have a Material Adverse Effect.

No withholding taxes

All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

No default

No Event of Default or Potential Event of Default has occurred.

Information

All information which has been provided in writing by or on behalf of each Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts and financial statements which have been so provided satisfied the requirements of Clause 11.7; and there has been no change in the financial position or state of affairs of each Borrower or the Group from that disclosed in the latest of those accounts which is likely to have a Material Adverse Effect.

No litigation

No legal or administrative action involving a Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrowers’ knowledge, is likely to be commenced or taken which would, in either case, be likely to have a Material Adverse Effect.

Validity and completeness of Underlying Documents

Each Underlying Document constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms and:

the copy of that Underlying Document delivered to the Agent before the date of this Agreement is a true and complete copy;

no amendments or additions to that Underlying Document have been agreed nor has the relevant Borrower, Approved Charterer or, as the case may be, the Builder, waived any of their respective rights thereunder.

Compliance with certain undertakings

At the date of this Agreement, each Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.12.

Taxes paid

Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or its Ship.

ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Approved Manager and the Ships have been complied with.

No Money laundering

Each Borrower:

will not, and will procure that no Security Party, to the extent applicable, will, in connection with this Agreement or any of the other Finance Documents, contravene or permit any subsidiary to contravene, any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005) and comparable United States Federal and state laws. Each Borrower shall further submit any documents and declarations on request, if such documents or declarations are required by any Creditor Party to comply with its domestic money laundering and/or legal identification requirements; and

confirms that it is the beneficiary within the meaning of the German Anti Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)), acting for its own account and not for or on behalf of any other person for each part of the Loan made or to be made available to it under this Agreement. That is to say, it acts for its own account and not for or on behalf of anyone else.

Each Borrower will promptly inform the Agent by written notice, if it is not or ceases to be the beneficiary and will provide in writing the name and address of the beneficiary.

The Agent shall promptly notify the Lenders of any written notice it receives under this Clause 10.17.

No Immunity

Each Borrower is subject to suit and to commercial law and neither it nor any of its properties have any right of immunity from suit, execution, attachment or other legal process in The Marshall Islands.

Choice of law

The choice of the laws of England to govern the Loan Agreement and those other Finance Documents which are expressed to be governed by the laws of England and the laws of Germany to govern the Account Pledges constitutes a valid choice of law and the submission by each Borrower thereunder to the non-exclusive jurisdiction of the Courts of England or, in the case of the Account Pledges, Germany is a valid submission and does not contravene the laws of The Marshall Islands and the laws of England or, in the case of the Account Pledges, Germany will be applied by the Courts of The Marshall Islands if the Loan Agreement or those other Finance Documents or any claim thereunder comes under their jurisdiction upon proof of the relevant provisions of the laws of England or, in the case of the Account Pledges, Germany.

Repetition

The representations and warranties in this Clause 10 shall be deemed to be repeated by the Borrowers:

on the date of service of each Drawdown Notice;

on each Drawdown Date; and

with the exception of Clauses 10.9, 10.10, 10.11 and 10.12, on the first day of each Interest Period,

as if made with reference to the facts and circumstances existing on each such day.

GENERAL UNDERTAKINGS

General

Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

Title; negative pledge and pari passu ranking

Each Borrower will:

as from the Delivery Date in respect of its Ship, hold the legal title to, and own the entire beneficial interest in the Ship owned by it, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests;

not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and

procure that its liabilities under the Finance Documents to which it is a party rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

No disposal of assets

Each Borrower will not transfer, lease or otherwise dispose of:

all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not (whether by way of sale or leaseback or otherwise); or

any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of its Ship as to which Clause 14.13 applies.

No other liabilities or obligations to be incurred

Each Borrower will not incur any liability or obligation (including, without limitation, any Financial Indebtedness or any derivative or swap transactions) except:

liabilities and obligations under the Underlying Documents, the Indenture and the Finance Documents to which it is or, as the case may be, will be a party; and

liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering, maintaining and repairing the Ship owned by that Borrower.

Information provided to be accurate

All financial and other information, including but not limited to factual information, exhibits and reports, which is provided in writing by or on behalf of each Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

Provision of financial statements

Each Borrower will procure there are sent to the Agent:

as soon as possible, but in no event later than 180 days after the end of each financial year of the Corporate Guarantor (commencing with the financial year which ends on 31 December 2013) the consolidated audited annual accounts of the Group;

as soon as possible, but in no event later than 90 days after the end of each 6- month period in each financial year of the Corporate Guarantor (commencing with the 6-month period ended on 30 June 2013), the unaudited semi-annual financial statements of the Group for that 6-month period, certified as to their correctness by 2 directors and/or officers of the Corporate Guarantor; and

promptly after each request by the Agent, such further financial or other information in respect of the Borrowers, each Ship, the Corporate Guarantor, the Group and the other Security Parties (including, without limitation, regarding any sale and purchase agreement, investment brochures, shipbuilding contracts and charterparty agreements in relation to the Group or any member thereof).

Form of financial statements

All accounts delivered under Clause 11.6 will:

be prepared by chartered accountants acceptable to the Agent and in accordance with all applicable laws and US GAAP;

give a true and fair view of the state of affairs of the Group at the date of those accounts and of its profit for the period to which those accounts relate; and

fully disclose or provide for all significant liabilities of the Group and the Ships.

Shareholder and creditor notices

Each Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to that Borrower’s creditors or shareholders (or any class of them).

Consents

Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

for that Borrower to perform its obligations under any Finance Document and any Underlying Document to which it is a party;

for the validity or enforceability of any Finance Document and any Underlying Document to which it is a party; and

for that Borrower to continue to own and operate its Ship,

and that Borrower will comply with the terms of all such consents.

Maintenance of Security Interests

Each Borrower will:

at its own cost, do all that it is reasonably necessary to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

Notification of litigation

Each Borrower will provide the Agent with details of any legal or administrative action involving that Borrower, any Security Party, the relevant Approved Manager or the Ship owned by it, the Earnings or the Insurances in respect of that Ship as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

No amendment to Underlying Documents

Each Borrower will not agree to any amendment or supplement to, or waive or fail to enforce, any Underlying Document to which it is a party or any of its provisions except for the Management Agreements provided that the Agent is informed in writing of such amendment to that Management Agreement on or prior to the effect of such change and the Borrowers provide the Agent with a copy of the amended Management Agreement promptly after such date.

Principal place of business

Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 28.2(a); and that Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than The Marshall Islands.

Confirmation of no default

The Borrowers will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by the authorised representative or a director of each Borrower and which:

states that no Event of Default or Potential Event of Default has occurred; or

states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.14 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or Commitments exceeding 10 per cent. of the Total Commitments; and this Clause 11.14 does not affect the Borrowers’ obligations under Clause 11.15.

Notification of default

The Borrowers will notify the Agent as soon as the Borrowers become aware of:

the occurrence of an Event of Default or Potential Event of Default; or

any matter which indicates that an Event of Default or Potential Event of Default may have occurred,

and will keep the Agent fully up-to-date with all developments.

Provision of copies and translation of documents

The Borrowers will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Agent.

“Know your customer” checks

If:

the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

any change in the status of a Borrower or any Security Party after the date of this Agreement; or

a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

CORPORATE UNDERTAKINGS

General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.

Maintenance of status

The Borrowers will maintain its separate limited liability company existence and remain in good standing under the laws of The Marshall Islands.

Negative undertakings

Each Borrower will not:

change the nature of its business; or

pay any dividend or make any other form of distribution if an Event of Default has occurred and is continuing at the relevant time or an Event of Default will result from the payment of a dividend or the making of any other form of distribution; or

effect any form of redemption, purchase or return of share capital; or

provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in that Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms’ length;

open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents; or

issue, or grant any person a right to any of its limited liability company interests or repurchase or reduce its issued limited liability company interests;

acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation (including, without limitation, any split-up or divestiture of the Borrowers).

INSURANCE

General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 (as from the Deliver Date and at all times thereafter), during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

Maintenance of obligatory insurances

Each Borrower shall keep that Ship insured at the expense of that Borrower against:

fire and usual marine risks (including hull and machinery and excess risks);

war risks (including protection and indemnity war risks with a separate limit not less than hull value);

protection and indemnity risks (including, without limitation, pollution risks and protection and indemnity war risks in excess of the amount for war risks (hull) to the highest amount available in the international insurance market); and

any other risks against which the Agent acting on the instructions of the Majority Lenders, having regard to practices, recommendations and other circumstances prevailing at the relevant time, may from time to time require by notice to the Borrowers.

Terms of obligatory insurances

Each Borrower shall effect such insurances in such amounts in such currency and upon such terms as shall from time to time be approved in writing by the Agent, but in any event as follows:

in Dollars;

in the case of fire and usual marine risks and war risks, on an agreed value basis in approved amounts but not in any event less than to the higher of (i) an amount which when aggregated with the insured amounts for the other Mortgaged Ship is equal to 120 per cent. of the Loan plus any equal or prior ranking security on that Ship and (ii) the Market Value of that Borrower’s Ship;

in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

in relation to protection and indemnity risks in respect of the full value and tonnage of that Ship;

in relation to war risks insurance, extended to cover piracy and terrorism where excluded under the fire and usual marine risks insurance;

on approved terms; and

through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Associations, and have a Standard & Poor’s rating of at least BBB- or a comparable rating by any other rating agency acceptable to the Agent (acting with the authorisation of the Majority Lenders).

Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, each Borrower shall, and shall procure that:

it and any and all third parties who are named assured or co-assured under any obligatory insurance shall assign their interest in any and all obligatory insurances and other Insurances if so required by the Agent;

whenever the Security Trustee requires, the obligatory insurances name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

the interest of the Security Trustee as assignee and as loss payee shall be duly endorsed on all slips, cover notes, policies, certificates of entry or other instruments of insurance in respect of the obligatory insurances;

the obligatory insurances shall name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

the obligatory insurances shall provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

the obligatory insurances shall provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (f) from making personal claims against persons (other than either Borrower or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

the obligatory insurances shall provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party;

the obligatory insurances shall provide that the Security Trustee may make proof of loss if that Borrower fails to do so; and

the obligatory insurances shall provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Security Trustee for 14 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

Renewal of obligatory insurances

Each Borrower shall:

at least 14 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Security Trustee of the brokers, underwriters, insurance companies and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	seek the Security Trustee’s approval to the matters referred to in paragraph (i);

at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

Copies of policies; letters of undertaking

Each Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

they will not set off against any sum recoverable in respect of a claim relating to that Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee provided that the general or, as the case may be, individual conditions of such insurances permit.

Copies of certificates of entry; letters of undertaking

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Borrower is entered provides the Security Trustee with:

a certified copy of the certificate of entry for that Ship;

a letter or letters of undertaking in such form as may be required by the Security Trustee;

where required to be issued under the terms of insurance/indemnity provided by that Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Borrower in accordance with the requirements of such protections and indemnity association; and

a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship (if applicable).

Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers (where and if applicable or available) through which the insurances are effected or renewed.

Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.

Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

Restrictions on employment

Each Borrower shall not employ the Ship owned by it, nor shall permit it to be employed, outside the cover provided by any obligatory insurances.

Compliance with terms of insurances

Each Borrower shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular it shall:

take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

make (and promptly supply copies to the Agent (upon its request)) of all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which that Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) and, if applicable, shall procure that the Approved Managers comply with this requirement; and

not employ that Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

Alteration to terms of insurances

Each Borrower shall neither make nor agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

Settlement of claims

Each Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

Provision of copies of communications

Each Borrower shall provide the Security Trustee, when so requested, copies of all written communications between that Borrower and:

the approved brokers; and

the approved protection and indemnity and/or war risks associations; and

the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

Provision of information and further undertakings

In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 or dealing with or considering any matters relating to any such insurances,

and that Borrower shall:

(i)	do all things necessary and provide the Agent and the Security Trustee with all documents and information to enable the Security Trustee to collect or recover any moneys in respect of the Insurances which are payable to the Security Trustee pursuant to the Finance Documents; and

(ii)	promptly provide the Agent with full information regarding any Major Casualty or in consequence whereof the Ship owned by that Borrower has become or may become a Total Loss and agree to any settlement of such casualty or other accident or damage to that Ship only with the Agent’s prior written consent, and that Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

Mortgagee’s interest and additional perils insurances

The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate:

a mortgagee’s interest insurance providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document (in an amount of up to 120 per cent. of the Loan) which directly or indirectly result from loss of or damage to a Ship or a liability of that Ship or of the Borrower owning that Ship, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)	any act or omission on the part of that Borrower, of any operator, charterer, manager or sub-manager of that Ship or of any officer, employee or agent of that Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of that Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Borrower or of such a person, including the casting away or damaging of that Ship and/or that Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing; and

a mortgagee’s interest additional perils insurance providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of a Ship, the imposition of any Security Interest over that Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy whether or not similar to the foregoing, and in an amount of up to 110 per cent. of the Loan, and the Borrowers shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

Review of insurance requirements

The Security Trustee shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent (acting on the instructions of the Majority Lenders), significant and capable of affecting the Borrowers, each Ship and its Insurances (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower owning that Ship may be subject) and the Borrowers shall upon demand fully indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in appointing an independent marine insurance broker or adviser to conduct such review.

Modification of insurance requirements

The Security Trustee shall notify the Borrowers of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Security Trustee reasonably considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.

Compliance with mortgagee’s instructions

The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrower owning that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19

SHIP COVENANTS

General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 (as from the Delivery Date and at all times thereafter) during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

Ship’s name and registration

Each Borrower shall keep its Ship registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of that Ship.

Repair and classification

Each Borrower shall, and shall procure that the relevant Approved Manager shall, keep the Ship owned by it in a good and safe condition and state of repair, sea and cargo worthy in all respects:

consistent with first-class ship ownership and management practice;

so as to maintain the highest class free of overdue recommendations and conditions, with a classification society which is a member of IACS and acceptable to the Agent; and

so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code, and the Agent shall be given power of attorney in the form attached as Schedule 6 to act on behalf of that Borrower in order to, inspect the class records and any files held by the classification society and to require the classification society to provide the Lender or any of its nominees with any information, document or file, it might request and the classification society shall be fully entitled to rely hereon without any further inquiry.

Classification society undertaking

Each Borrower shall instruct the classification society referred to in Clause 14.3 (and procure that the classification society undertakes with the Security Trustee if and to the extent that the rules of such classification society permit) in relation to the Ship owned by it:

to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records and any other related records held by the classification society in relation to that Ship;

to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Ship at the offices of the classification society and to take copies of them;

to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from that Borrower or any person that that Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Borrower’s or that Ship’s membership of the classification society;

following receipt of a written request from the Security Trustee:

(i)	to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if that Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

Modification

Each Borrower shall not make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

Removal of parts

Each Borrower shall not remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of that Borrower and subject to the security constituted by the Mortgage on that Ship (if applicable) Provided that that Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to that Ship.

Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

Inspection

Each Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections at the Borrowers’ expense.

Prevention of and release from arrest

Each Borrower shall promptly discharge:

all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, its Earnings or the Insurances applicable to that Ship;

all taxes, dues and other amounts charged in respect of that Ship, its Earnings or the Insurances applicable to that Ship; and

all other outgoings whatsoever in respect of that Ship, its Earnings or the Insurances applicable to that Ship,

and, forthwith upon receiving notice of the arrest of that Ship, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

Compliance with laws etc.

Each Borrower shall:

comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower;

not employ that Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit that Ship to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

Provision of information

Each Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

the Ship owned by it, its employment, position and engagements;

the Earnings and payments and amounts due to the master and crew of that Ship;

any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;

any towages and salvages; and

its compliance, the Approved Manager’s compliance and the compliance of that Ship with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to that Ship, of any current charter guarantee and copies of that Borrower’s or the Approved Manager’s Document of Compliance.

Notification of certain events

Each Borrower shall immediately notify the Security Trustee by letter, of:

any casualty which is or is likely to be or to become a Major Casualty;

any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

any requirement, overdue condition or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

any arrest or detention of that Ship, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

any unscheduled dry docking of that Ship;

any Environmental Claim made against that Borrower or in connection with that Ship, or any Environmental Incident;

any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with that Ship; or

any other matter, event or incident, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

Restrictions on chartering, appointment of managers etc.

Each Borrower shall not, in relation to the Ship owned by it:

let that Ship on demise charter for any period;

enter into any charter in relation to that Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

charter that Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

appoint a manager of that Ship other than the applicable Approved Manager or agree to any alteration to the terms of that Approved Manager’s appointment;

de-activate or lay up that Ship; or

put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

Notice of Mortgage

Each Borrower shall keep the Mortgage registered against the Ship owned by it as a valid first preferred or, as the case may be, priority mortgage, carry on board that Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.

Sharing of Earnings

Each Borrower shall not:

enter into any agreement or arrangement for the sharing of any Earnings except for the Approved Charter;

enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Borrower to any Earnings.

ISPS Code

Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

procure that the Ship owned by it and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

maintain for that Ship an ISSC; and

notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

Charterparty Assignment

If a Borrower enters into any Charterparty (other than in the case of an Approved Charterparty the assignment of which is contemplated pursuant to the Charterparty Assignment relative thereto to be delivered pursuant to paragraph 1 of Part B, Schedule 3), that Borrower shall at the request of the Agent, execute in favour of the Security Trustee a Charterparty Assignment and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4, 5, 6 and 10 of Schedule 3, Part A as the Agent may require.

SECURITY COVER

Minimum required security cover

Clause 15.2 applies if the Agent notifies the Borrowers that:

the Market Value of the Ship; plus

the net realisable value of any additional security previously provided under this Clause 15,

is below an amount equal to 125 per cent. of the Loan.

Provision of additional security; prepayment

If the Agent serves a notice on the Borrowers under Clause 15.1, the Borrowers shall prepay such part at least of the Loan as will eliminate the shortfall on or before the date falling 14 Business Days after the date on which the Agent’s notice is served under Clause 15.1 (the “Prepayment Date”) unless at least 1 Business Day before the Prepayment Date the Borrowers have provided, or ensured that a third party has provided, additional security which, in the reasonable opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.

Valuation of a Ship

The Market Value of a Ship:

to be determined for the purposes of Clause 4.2(b) and paragraph 5 of Schedule 3, Part B, is that shown by taking the arithmetic average of two valuations, one of which to be nominated by the Borrowers and appointed by the Agent and the other nominated and appointed by the Agent; and

at any other date is that shown in a valuation (each a “First Valuation”) addressed to the Agent to be issued by an Approved Broker, nominated and appointed by the Borrowers unless the Agent obtains a second valuation (each a “Second Valuation”) to be issued by an Approved Broker nominated and appointed by the Agent in which case the Market Value of that Ship at the relevant date is that shown:

(i)	if at any relevant time the difference between the First Valuation and the Second Valuation is less than 10 per cent., in the First Valuation; and

(ii)	if at any relevant time the difference between the First Valuation and the Second Valuation is greater than 10 per cent. but less than 15 per cent, by taking the arithmetic average of such valuations, each to be prepared:

(A)	as at a date not more than 14 days previously;

(B)	with or without physical inspection of that Ship (as the Agent may require);

(C)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment,

Provided that if the difference between the 2 valuations obtained at any one time pursuant to this Clause 15.3 is greater than 15 per cent. a valuation shall be commissioned from a third Approved Broker appointed by the Agent. Such valuation to be conducted in accordance with this Clause 15.4 and the Market Value of that Ship in such circumstances shall be the average of all three valuations.

Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

Valuations binding

Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

Provision of information

The Borrowers shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or that Approved Broker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which that Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

Payment of valuation expenses

Without prejudice to the generality of the Borrowers’ obligations under Clauses 20.1, 20.3 and 21.4, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

Frequency of valuations.

The Borrowers shall provide the Agent with a valuation of each Ship, dated as of June or, as the case may be, December, on the date on which the Agent receives any financial statements in accordance with Clauses 11.7(a) and 11.7(b) and the Agent may request valuations to determine the Borrowers’ compliance under Clause 15.1 not less than twice during each 12-month period during the Security Period.

PAYMENTS AND CALCULATIONS

Currency and method of payments

All payments to be made by the Lenders or by the Borrowers under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

by not later than 11.00 a.m. (New York City time) on the due date;

in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

in the case of an amount payable by a Lender to the Agent or by the Borrowers to the Agent or any Lender, to the account of the Agent at JP Morgan Chase Bank, New York (SWIFT Code CHASUS33) (Account No. 001-1-331 808 in favour of HSH Nordbank AG, Hamburg, SWIFT Code HSHNDEHH; Reference “Donoussa Shipping Corporation and Schinousa Shipping Corporation”) or to such other account with such other bank as the Agent may from time to time notify to the Borrowers; and

in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

Payment on non-Business Day

If any payment by the Borrowers under a Finance Document would otherwise fall due on a day which is not a Business Day:

the due date shall be extended to the next succeeding Business Day; or

if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

Distribution of payments to Creditor Parties

Subject to Clauses 16.5, 16.6 and 16.7:

any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrowers or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrowers or that Lender until the Agent has satisfied itself that it has received that sum.

Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to a Borrower or a Lender, without first having received that sum, that Borrower or (as the case may be) the Lender concerned shall, on demand:

refund the sum in full to the Agent; and

pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers (or either of them) and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers (or either of them) and any Security Party.

Agent’s memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrowers or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

APPLICATION OF RECEIPTS

Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)	firstly, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrowers under Clauses 20, 21 and 22 of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents; and

(iii)	thirdly, in or towards satisfaction of the Loan;

SECONDLY: in retention (in an interest bearing account) of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will either or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

Variation of order of application

The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories Provided that Clause 17.1(c) shall not be deleted or rendered ineffective unless an Event of Default has occurred or is continuing.

Notice of variation of order of application

The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

Appropriation rights overridden

This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by either Borrower or any Security Party.

APPLICATION OF EARNINGS; SWAP PAYMENTS

Payment of Earnings and swap payments

Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the relevant General Assignment) all Earnings of the Ship owned by it are paid to the Earnings Account applicable thereto.

Monthly retentions

The Borrowers undertake with each Creditor Party to ensure that throughout the Security Period commencing on the date falling one month after each Drawdown Date and on the same day in each subsequent month, there is transferred to the Retention Account out of the Earnings received in the Earnings Accounts during the preceding calendar month:

one-third of the amount of the Instalment in respect of the Tranche to which that Drawdown Date relates falling due under Clause 8.1 on the next Repayment Date in respect of that Tranche; and

the Relevant Fraction of the aggregate amount of interest on that Tranche which is payable on the next due date for payment of interest under this Agreement.

In this Clause 18.3 “Relevant Fraction” means a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period for that Tranche (or, if that Interest Period ends after the next due date for payment of interest under this Agreement the number of months from the later of the commencement of that Interest Period or the last due date for payment of interest to the next due date for payment of interest on that Tranche under this Agreement).

Shortfall in Earnings

If the aggregate Earnings received in the Earnings Accounts are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 18.2, the Borrowers shall make up the amount of the insufficiency on demand from the Agent.

Application of retentions

Until an Event of Default or a Potential Event of Default occurs, the Agent shall on each Repayment Date in respect of a Tranche and on each due date for the payment of interest under this Agreement distribute to the Lenders in accordance with Clause 16.4 so much of the then balance on the Retention Account as equals:

the Instalment due on that Repayment Date for that Tranche pursuant to Clause 8.1; or

the amount of interest in respect of that Tranche payable on that interest payment date,

in discharge of the Borrowers’ liability for that Instalment or that interest.

Location of Accounts

The Borrowers shall promptly:

comply with any requirement of the Agent as to the location or re-location of the Accounts (or any of them); and

execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Accounts.

Debits for fees, expenses etc.

The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account, with not later than 5 Business Days prior notice to the Borrowers, in order to discharge any amount due and payable under Clause 20.1 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20.1 or 21 and, in the case of Clause 20.1, the Borrowers shall ensure that the aggregate amount standing to the credit of the Earnings Account at the relevant time is sufficient for the payment of the second instalment of the arrangement fee referred to in that Clause.

EVENTS OF DEFAULT

Events of Default

An Event of Default occurs if:

either Borrower or any Security Party fails to pay not later than 3 Business Days after the relevant due date or (if so payable) the making of a demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

any breach occurs of Clause 9.2, 10.17, 10.18, 11.2, 11.3, 11.17, 12.2, 12.3 or 15.2 or Clause 12.3 of the Corporate Guarantee; or

any breach by either Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the reasonable opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 14 Business Days after written notice from the Agent requesting action to remedy the same; or

(subject to any applicable grace period specified in the Finance Document) any material breach by the Borrowers or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

any representation, warranty or statement made by, or by an officer of, the Borrowers or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made or repeated; or

any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due unless the Relevant Person is contesting its obligation to pay the relevant amount in good faith and on substantial grounds and by appropriate proceedings and adequate reserves having being set aside for its payment if such proceedings fail; or

(ii)	any Financial Indebtedness of a Relevant Person, which in the case of any Relevant Person other than a Borrower exceeds $5,000,000 (or the equivalent in any other currency), becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person which in the case of any Relevant Person other than a Borrower exceeds $5,000,000 (or the equivalent in any other currency) ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(iv)	any Security Interest securing any Financial Indebtedness of a Relevant Person, which in the case of any Relevant Person other than a Borrower exceeds an amount of $5,000,000 (or the equivalent in any other currency), becomes enforceable; or

any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person is unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress or any form of freezing order, which in the case of any Relevant Person other than a Borrower exceeds $5,000,000 (or the equivalent in any other currency), and such execution, attachment, arrest, sequestration, distress or freezing order is not withdrawn within thirty (30) Business Days; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)

a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a

Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrowers or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 60 days of being made or presented, or (bb) within 60 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the reasonable opinion of the Majority Lenders is similar to any of the foregoing; or

a Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

it becomes unlawful in any Pertinent Jurisdiction or is impossible:

(i)	for the Borrowers, the Corporate Guarantor or any other Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

any official consent necessary to enable a Borrower to own, operate or charter its Ship or to enable the Borrowers or any Security Party to comply with any provision which the Majority Lenders reasonably consider material of a Finance Document or an Underlying Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled unless such revocation is validly contested in good faith by that Borrower or, as the case may be, Security Party; or

any Approved Charter is terminated or rescinded prior to its contractual termination date or for any reason ceases to remain in full force and effect prior to its contractual termination date and is not replaced within thirty (30) days with a Charterparty acceptable to the Majority Lenders; or

a change has occurred after the date of this Agreement in the legal and beneficial ownership of any of the shares in a Borrower or in the control of the voting rights attaching to any of those shares or Navios Holdings Inc., Mrs Angeliki Frangou and their respective affiliates own, in aggregate, less than 30 per cent. of the voting rights in the Corporate Guarantor; or

any provision which the Majority Lenders reasonably consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest (excluding any Permitted Security Interests); or

the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of any Relevant Person; or

(ii)	the commencement of legal or administrative action involving a Borrower, its Ship or any Security Party,

which in the reasonable opinion of the Lenders constitutes a Material Adverse Change.

Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default:

the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that the Commitments and all other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

(ii)	serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of

Default or any notice served under paragraph (a)(i) or (a)(ii), the Security Trustee, the Agent, the Mandated Lead Arranger and/or the Lenders are entitled to take under any Finance Document or any applicable law.

Termination of Commitments

On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

Acceleration of Loan

On the service of a notice under Clause 19.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from a Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

Multiple notices; action without notice

The Agent may serve notices under Clauses 19.2(a)(i) or 19.2(a)(ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrowers or any Security Party with any form of claim or defence.

Creditor Party’s rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrowers or a Security Party:

for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by gross negligence, the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

Relevant Persons

In this Clause 19, a “Relevant Person” means either Borrower or any Security Party (other than the Approved Manager).

Interpretation

In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

FEES AND EXPENSES

Arrangement end and commitment fees

The Borrowers:

shall pay to the Agent on the date of this Agreement a non-refundable arrangement fee of $201,500 (representing 0.50 per cent. of the Total Commitments).

have paid to the Agent on 13 August 2013 a non-refundable structuring fee of $201,500 (representing 0.50 per cent. of the Total Commitments); and

shall pay to the Agent quarterly in arrears during the period from (and including) 7 August 2013 (being the date of your acceptance of the firm offer regarding the Loan) to the earlier of (i) the final Drawdown Date and (ii) the last day of the Availability Period (and on the last day of such period), a non-refundable commitment fee at the rate of 1.00 per cent. per annum on the undrawn amount of the Loan, for distribution among the Lenders pro rata to their Commitments.

Costs of negotiation, preparation etc.

The Borrowers shall pay to the Agent on its demand the amount of all expenses (including, without limitation, legal fees and expenses) incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

Costs of variations, amendments, enforcement etc.

The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:

any amendment or supplement (or any proposal for such an amendment or supplement) requested (or, in the case of a proposal, made) by or on behalf of the Borrowers and relating to a Finance Document or any other Pertinent Document;

any consent, waiver or suspension of rights by the Lenders, the Majority Lenders or the Creditor Party concerned or any proposal for any of the foregoing requested (or, in the case of a proposal, made) by or on behalf of the Borrowers under or in connection with a Finance Document or any other Pertinent Document;

the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

any step taken by the Lender concerned with a view to the preservation, protection, exercise or enforcement of any rights or Security Interest created by a Finance Document or for any similar purpose including, without limitation, any proceedings to recover or retain proceeds of enforcement or any other proceedings following enforcement proceedings until the date all outstanding indebtedness to the Creditor Parties under the Finance Documents and any other Pertinent Document is repaid in full.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

Documentary taxes

The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

INDEMNITIES

Indemnities regarding borrowing and repayment of Loan

The Borrowers shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

a Tranche not being borrowed on the date specified in the applicable Drawdown Notice for any reason other than a default by the Lender claiming the indemnity after the Drawdown Notice has been served in accordance with the provisions of this Agreement;

the receipt or recovery of all or any part of a Tranche or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7); and

the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

Break Costs

If a Lender (the “Notifying Lender”) notifies the Agent that as a consequence of receipt or recovery of all or any part of the Loan (a “Payment”) on a day other than the last day of an Interest Period applicable to the sum received or recovered the Notifying Lender has or will, with effect from a specified date, incur Break Costs:

the Agent shall promptly notify the Borrowers of a notice it receives from a Notifying Lender under this Clause 21.2;

the Borrowers shall, within 3 Business Days of the Agent’s demand, pay to the Agent for the account of the Notifying Lender the amount of such Break Costs; and

the notifying Lender shall, as soon as reasonably practicable, following a request by the Borrowers, provide a certificate confirming the amount of the Notifying Lender’s Break Costs for the Interest Period in which they accrue, such certificate to be, in the absence of manifest error, conclusive and binding on the Borrowers.

In this Clause 21.2, “Break Costs” means, in relation to a Payment the amount (if any) by which:

(i)	the interest which the Notifying Lender, should have received in respect of the sum received or recovered from the date of receipt or recovery of such Payment to the last day of the then current Interest Period applicable to the sum received or recovered had such Payment been made on the last day of such Interest Period;

exceeds

(ii)	the amount which the Notifying Lender, would be able to obtain by placing an amount equal to such Payment on deposit with a leading bank in the London Interbank Market for a period commencing on the Business Day following receipt or recovery of such Payment (as the case may be) and ending on the last day of the then current Interest Period applicable to the sum received or recovered.

Other breakage costs

Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of prospective profit, incurred by a Lender in borrowing, liquidating or re-employing deposits from third parties acquired, contracted for or arranged to fund, effect or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount) other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned.

Miscellaneous indemnities

The Borrowers shall fully indemnify each Creditor Party severally on their respective demands, without prejudice to any of their other rights under any of the Finance Documents, in respect of all claims, expenses, liabilities and losses which may be made or brought against or sustained or incurred by a Creditor Party, in any country, as a result of or in connection with:

any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

investigating any event which the Creditor Party concerned reasonably believes constitutes an Event of Default or Potential Event of Default; or

acting or relying on any notice, request or instruction which the Creditor Party concerned reasonably believes to be genuine, correct and appropriately authorised,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty, gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, Clause 21.1 and this Clause 21.4 cover any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

Environmental Indemnity

Without prejudice to its generality, Clause 21.3 covers any claims, demands, proceedings, liabilities, taxes, losses or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code.

Currency indemnity

If any sum due from the Borrowers or any Security Party to a Creditor Party under a Finance Document or under any order, award or judgment relating to a Finance Document (a “Sum”) has to be converted from the currency in which the Finance Document provided for the Sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

making, filing or lodging any claim or proof against the Borrowers or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

obtaining an order, judgment or award from any court or other tribunal in relation to any litigation or arbitration proceedings; or

enforcing any such order, judgment or award,

the Borrowers shall as an independent obligation, within 3 Business Days of demand, indemnify the Creditor Party to whom that Sum is due against any cost, loss or liability arising when the payment actually received by that Creditor Party is converted at the available rate of exchange back into the Contractual Currency including any discrepancy between (A) the rate of exchange actually used to convert the Sum from the Payment Currency into the Contractual Currency and (B) the available rate of exchange.

In this Clause 21.6, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the Sum to purchase the Contractual Currency with the Payment Currency.

Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

If any Creditor Party receives any Sum in a currency other than the Contractual Currency, the Borrowers shall indemnify the Creditor Party concerned against any cost, loss or liability arising directly or indirectly from any conversion of such Sum to the Contractual Currency.

This Clause 21.6 creates a separate liability of each Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

Sums deemed due to a Lender

For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

NO SET-OFF OR TAX DEDUCTION

No deductions

All amounts due from each Borrower under a Finance Document to which that Borrower is a party shall be paid:

without any form of set-off, counter-claim or condition; and

free and clear of any tax deduction except a tax deduction which that Borrower is required by law to make.

Grossing-up for taxes

If, at any time, a Borrower is required by law, regulation or regulatory requirement to make a tax deduction from any payment due under a Finance Document:

the Borrowers shall notify the Agent as soon as it becomes aware of the requirement;

the amount due in respect of the payment shall be increased by the amount necessary to ensure that, after the making of such tax deduction, each Creditor Party receives on the due date for such payment (and retains free from any liability relating to the tax deduction) a net amount which is equal to the full amount which it would have received had no such tax deduction been required to be made; and

that Borrower shall pay the full amount of the tax required to be deducted to the appropriate taxation authority promptly in accordance with the relevant law, regulation or regulatory requirement, and in any event before any fine or penalty arises.

Indemnity and evidence of payment of taxes

The Borrowers shall fully indemnify each Creditor Party on the Agent’s demand in respect of all claims, expenses, liabilities and losses incurred by any Creditor Party by reason of any failure of the Borrowers to make any tax deduction or by reason of any increased payment not being made on the due date for such payment in accordance with Clause 22.2. Within 30 days after making any tax deduction, the Borrowers or, as the case may be, the Borrowers shall deliver to the Agent any receipts, certificates or other documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

Exclusion of tax on overall net income

In this Clause 22 “tax deduction” means any deduction or withholding from any payment due under a Finance Document for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

ILLEGALITY, ETC

Illegality

This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

contrary to, or inconsistent with, any regulation,

for the Notifying Lender to perform, maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or to fund or maintain the Loan.

Notification of illegality

The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

Prepayment; termination of Commitment

On the Agent notifying the Borrowers under Clause 23.2, the Notifying Lender’s Commitment shall be immediately cancelled; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender’s Contribution on the last day of the then current Interest Period in accordance with Clause 8.

INCREASED COSTS

Increased costs

This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on a Lender’s overall net income); or

complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (the “Basel II Accord”) or any other law or regulation implementing the Basel II Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel II Accord, in each case when compared to the cost of complying with such regulations as determined by the Agent (or parent company of it) on the date of this Agreement (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Notifying Lender or its holding company), the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

Meaning of “increase cost”

In this Clause 24, “increased cost” means, in relation to a Notifying Lender:

an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

Notification to Borrowers of claim for increased costs

The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

Payment of increased costs

The Borrowers shall pay to the Agent, not later than 5 days after the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

Notice of prepayment

If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrowers may give the Agent not less than 14 days’ notice of their intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

Prepayment; termination of Commitment

A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment; and:

on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

Application of prepayment

Clause 8 shall apply in relation to the prepayment.

SET-OFF

Application of credit balances

Each Creditor Party may without prior notice to the Borrowers:

apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of either Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers to that Creditor Party under any of the Finance Documents; and

for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of that Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

Sums deemed due to a Lender

For the purposes of this Clause 25, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

No Security Interest

This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

TRANSFERS AND CHANGES IN LENDING OFFICES

Transfer by Borrower

Each Borrower may not assign or transfer any of its rights, liabilities or obligations under any Finance Document.

Transfer by a Lender

Subject to Clause 26.4, a Lender (the “Transferor Lender”) may, without the prior written consent of, but in consultation with, the Borrowers, at any time, or any Security Party, cause:

its rights in respect of all or part of its Contribution; or

its obligations in respect of all or part of its Commitment; or

a combination of (a) and (b); or

all or part of its credit risk under this Agreement and the other Finance Documents,

to be syndicated to or, (in the case of its rights) assigned, pledged or transferred to, or (in the case of its obligations) pledged or assumed by, any third party (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement. All costs and expenses relating to a transfer effected pursuant to this Clause 26.2 shall be borne by the Transferee Lender.

Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee and each of the other Lenders;

on behalf of the Transferee Lender, send to the Borrowers and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 on or before that date.

No transfer without Transfer Certificate

Except as provided in Clause 26.16, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrowers, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which either Borrower or any Security Party had against the Transferor Lender;

the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrowers or any Security Party against the Transferor Lender had not existed;

the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrowers or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

Authorisation of Agent to sign Transfer Certificates

The Borrowers, the Security Trustee and each Lender irrevocably authorises the Agent to sign Transfer Certificates on its behalf. The Borrowers and each Security Party irrevocably agree to the transfer procedures set out in this Clause 26 and to the extent the cooperation of the Borrowers and/or any Security Party shall be required to effect any such transfer, the Borrowers and such Security Party shall take all necessary steps to afford such cooperation Provided that this shall not result in any additional costs to the Borrowers or such Security Party.

Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

Sub-participation; subrogation assignment

A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to the Borrowers, any Security Party, the Agent or the Security Trustee or any other Creditor Party; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

Disclosure of information

A Lender may, without the prior consent of the Borrowers or any Security Party, disclose to a potential Transferee Lender or sub participant as well as, where relevant, to rating agencies, trustees and accountants, any financial or other information which that Lender has received in relation to the Loan, the Borrowers (or either of them), any Security Party or their affairs and collateral or security provided under or in connection with any Finance Document, their financial circumstances and any other information whatsoever, as that Lender may deem reasonably necessary or appropriate in connection with the potential syndication, the assessment of the credit risk and the ongoing monitoring of the Loan by any potential Transferee Lender and that Lender shall be released from its obligation of secrecy and from banking confidentiality.

In the event any such potential Transferee Lender, sub-participant, rating agency, trustee or accountant is not already bound by any legal obligation of secrecy or banking confidentiality, the Lender concerned shall require such other party to sign a confidentiality agreement. The Borrowers shall, and shall procure that any other Security Party shall:

provide the Creditor Parties (or any of them) with all information deemed, reasonably, necessary by the Creditor Parties (or any of them) for the purposes of any transfer or sub-participation to be effected pursuant to this Clause 25;

procure that the directors and offices of each Borrower or any Security Party are available to participate in any meeting with any Transferee Lender or any rating agency at such times and places as the Creditor Parties may reasonably request on notice (to be served on the Borrowers reasonably in advance) to that Borrower or that Security Party; and

permit any Transferee Lender to board either Ship at all reasonable times to inspect its condition with reasonable notice to the Borrowers (after taking into consideration the relevant Ship’s schedule).

Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

the date on which the Agent receives the notice; and

the date, if any, specified in the notice as the date on which the change will come into effect.

Notification

On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrowers or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrowers or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

Replacement of Reference Bank

If the Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrowers, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrowers, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

VARIATIONS AND WAIVERS

Required consents

Subject to Clause 27.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrowers and any such amendment or waiver will be binding on all Creditor Parties and the Borrowers.

Any instructions given by the Majority Lenders will be binding on all the Creditor Parties.

The Agent may effect, on behalf of any Creditor Party, any amendment or waiver permitted by this Clause.

Exceptions

An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” or “Finance Documents” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest fees, commission or other amount payable under any of the Finance Documents;

(iv)	an increase in or an extension of any Lender’s Commitment;

(v)	any provision which expressly requires the consent of all the Lenders; or

(vi)	Clause 3 (Position of the Lenders), Clause 11.5, 11.6 and 11.7, Clause 26 (Transfers and Changes in Lending Offices) or this Clause 27.2;

(vii)	any release of any Security Interest, guarantee, indemnities or subordination arrangement created by any Finance Document;

(viii)	any change of the currency in which the Loan is provided or any amount is payable under any of the Finance Documents;

(ix)	extend the Availability Period;

(x)	change clauses 22 (grossing-up) and 16.4 (distribution of payment to Creditor Parties).

An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Security Trustee may not be effected without the consent of the Agent, the Arranger or the Security Trustee, as the case may be.

Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and, subject to Clause 27.4, no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

a provision of this Agreement or another Finance Document; or

an Event of Default; or

a breach by a Borrower or a Security Party of an obligation under any Finance Document or the general law; or

any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

Deemed consent

With respect to any amendment, variation, waiver, suspension or limit requested by any party to this Agreement and which requires the approval of all the Lenders or the Majority Lenders (as the case may be), the Agent shall provide each Lender with written notice of such request accompanied by such detailed background information as may be reasonably necessary (in the opinion of the Agent) to determine whether to approve such action. A

Lender shall be deemed to have approved such action if such Lender fails to object to such action by written notice to the Agent within 10 days of that Lender’s receipt of the Agent’s notice or such other time as the Agent may state in the relevant notice as being the time available for approval of such action.

NOTICES

General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

Addresses for communications

A notice by letter or fax shall be sent:

to the Borrower:	c/o the Approved Manager
85 Akti Miaouli Piraeus 185 38 Greece

Fax No: 30 210 453 1984

to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate

to the Agent and Security Trustee:	HSH Nordbank AG
CRM Shipping Europe & Offshore
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

Fax No: +49 40 3333 34118

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.

Effective date of notices

Subject to Clauses 28.4 and 28.5:

a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

Service outside business hours

However, if under Clause 28.3 a notice would be deemed to be served:

on a day which is not a business day in the place of receipt; or

on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

Illegible notices

Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

Electronic communication

Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Creditor Party:

agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Creditor Party to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

English language

Any notice under or in connection with a Finance Document shall be in English.

Meaning of “notice”

In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

JOINT AND SEVERAL LIABILITY

General

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 29.2, joint.

No impairment of a Borrowers’ obligations

The liabilities and obligations of a Borrower shall not be impaired by:

this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrower;

any Lender or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower;

any Lender or the Security Trustee releasing the other Borrower or any Security Interest created by a Finance Document; or

any combination of the foregoing.

Principal debtors

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and neither Borrower shall in any circumstances be construed to be a surety for the obligations of the other Borrower under this Agreement.

Subordination.

Subject to Clause 29.5, during the Security Period, no Borrower shall:

claim any amount which may be due to it from the other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

take or enforce any form of security from the other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of the other Borrower; or

set off such an amount against any sum due from it to the other Borrower; or

prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower or other Security Party; or

exercise or assert any combination of the foregoing.

Borrowers’ required action

If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 29.4, in relation to the other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent’s notice

SUPPLEMENTAL

Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

cumulative;

may be exercised as often as appears expedient; and

shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

Counterparts

A Finance Document may be executed in any number of counterparts.

Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

Benefit and binding effect

The terms of this Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective (including subsequent) successors and permitted assigns and transferees.

LAW AND JURISDICTION

English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

Exclusive English jurisdiction

Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

Choice of forum for the exclusive benefit of the Creditor Parties

Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

Each Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

Process agent

Each Borrower irrevocably appoints HFW Nominees Limited, at its registered office for the time being, presently at 65 Crutched Friars, London EC3N 2AE England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

Creditor Party rights unaffected

Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

Meaning of “proceedings” and “Dispute”

In this Clause 31, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGES

BORROWERS

SIGNED by	)
)
for and on behalf of	)	/s/ Todd Johnson
DONOUSSA SHIPPING CORPORATION	)
in the presence of:	)

/s/ Christoforos Bismpikos

SIGNED by	)
)
for and on behalf of	)	/s/ Todd Johnson
SCHINOUSA SHIPPING CORPORATION	)
in the presence of:	)

/s/ Christoforos Bismpikos

LENDERS

SIGNED by	)
)
for and on behalf of	)	/s/ Elektra Stamatopoulos
HSH NORDBANK AG	)
in the presence of:	)

/s/ Christoforos Bismpikos

AGENT

SIGNED by	)
)
for and on behalf of	)	/s/ Elektra Stamatopoulos
HSH NORDBANK AG	)
in the presence of:	)

/s/ Christoforos Bismpikos

MANDATED LEAD ARRANGER

SIGNED by	)
)
for and on behalf of	)	/s/ Elektra Stamatopoulos
HSH NORDBANK AG	)
in the presence of:	)

/s/ Christoforos Bismpikos

SECURITY TRUSTEE

SIGNED by	)
)
for and on behalf of	)	/s/ Elektra Stamatopoulos
HSH NORDBANK AG	)
in the presence of:	)

/s/ Christoforos Bismpikos